CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Golden State Bancorp Inc. :

We consent to the incorporation by reference in registration statement Nos. 333-67837 and 333-74615 on Form S-8 and in registration statement Nos. 333-37322 and 333-50756 on Form S-3 of Golden State Bancorp Inc. of our report dated January 16, 2001, relating to the consolidated balance sheets of Golden State Bancorp Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Golden State Bancorp Inc.


                                                      /s/KPMG LLP
                                            ------------------------------------
                                                         KPMG LLP



San Francisco, California
March 21, 2001